Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), dated as of August 28, 2023 (the “Effective Date”), is by and among Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (each, an “Elliott Party,” and, together, the “Elliott Parties”), and Catalent, Inc., a Delaware corporation (the “Company”). Capitalized terms in this Agreement shall have the meanings set forth in this Agreement.

WHEREAS, the Company and the Elliott Parties have engaged in discussions concerning the Company; and

WHEREAS, the Company and the Elliott Parties desire to enter into an agreement regarding the appointment of certain new, independent directors to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Elliott Parties and the Company agree as follows:

Section 1. Board of Directors.

(a) New Directors. As promptly as practicable following the Effective Date, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to increase the size of the Board by four (4) and appoint Steven Barg (subject to the last sentence of Section 1(d)(i), the “Investor Designee”), Frank D’Amelio, Stephanie Okey, and Michelle R. Ryan (the “New Independent Directors,” and together with the Investor Designee, the “New Directors”) as members of the Board to fill the vacancies created by such increase in the Board, with an initial term expiring at the Company’s 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”).

(b) New Director Agreements, Arrangements, and Understandings. Each of the Elliott Parties represents, warrants, and agrees that neither it nor any of its Affiliates (i) has paid or will pay any compensation to any of the New Directors (including replacement candidates contemplated by Section 1(d)) for such individual’s service on the Board or any committee thereof following their appointment to the Board or (ii) has or will have any agreement, arrangement or understanding, written, or oral, with any of the New Directors (including replacement candidates contemplated by Section 1(d)) for such individual’s service on the Board or any committee thereof following their appointment to the Board.

(c) 2023 Annual Meeting Nominees. The Company and all applicable committees thereof shall take such actions as are necessary so that the slate of nominees standing and recommended by the Board for election at the 2023 Annual Meeting in the Company’s proxy statement and on its proxy card relating to the 2023 Annual Meeting shall include the four (4) New Directors and eight (8) other nominees selected by the Board to stand for election at the 2023 Annual Meeting.

(d) Replacement New Directors.

(i) If the Investor Designee is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason prior to the expiration of the Cooperation Period, the Company and the Elliott Parties shall cooperate in good faith to identify and mutually agree, subject to Sections 1(e) and 1(f), upon a substitute Qualified Director (the “Replacement Investor Designee”), and the Board shall take such actions as are necessary to appoint the Replacement Investor Designee to serve as a director of the Company for the remainder of such Investor Designee’s term; provided that if the Elliott Parties identify and propose an employee of an Elliott Party or an Affiliate of an Elliott Party to serve as the Replacement Investor Designee, the Company’s agreement to such individual’s appointment shall not be unreasonably withheld, delayed or conditioned. Effective upon the appointment of the Replacement Investor Designee to the Board, such Replacement Investor Designee will be considered the Investor Designee for all purposes of this Agreement.

(ii) If any New Independent Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason prior to the expiration of the Cooperation Period, the Company and the Elliott Parties shall cooperate in good faith to identify and mutually agree, subject to Sections 1(e) and 1(f), upon a substitute Qualified Director (the “Replacement New Independent Director” and together with any Replacement Investor Designee, the “Replacement New Directors”), and the Board shall take such actions as are necessary to appoint the Replacement New Independent Director to serve as a director of the Company for the remainder of such New Independent Director’s term. Effective upon the appointment of the Replacement New Independent Director to the Board, such Replacement New Independent Director will be considered a New Independent Director for all purposes of this Agreement.

(iii) The Elliott Parties’ rights pursuant to this Section 1(d) are subject to the Elliott Parties’ beneficially holding a Net Long Position equal to, or having aggregate net long economic exposure to, at least 2.0% of the then-outstanding Common Stock (the “Minimum Ownership Threshold”). In the event the Elliott Parties seek to exercise their rights pursuant to this Section 1(d), the Elliott Parties shall certify in writing to the Company that the Minimum Ownership Threshold is satisfied as of the time of such exercise.

(e) Replacement New Director Information. The Elliott Parties acknowledge, as a condition to any Replacement New Director’s appointment to the Board, such individual shall have promptly provided to the Company (i) any consent and information the Company reasonably requests in connection with such appointment, including completion of the Company’s standard forms, D&O questionnaires and other customary onboarding and/or nomination documentation, and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which such individual is elected at any Company meeting of stockholders, in each case, as provided by the Company, (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under any applicable law, stock exchange rule, or listing standard, or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or its Affiliates, (iii) information reasonably requested by the Company in connection with assessing eligibility, independence, and other criteria applicable to directors or satisfying compliance and legal obligations, (iv) any written consent reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company, and (v) such other information reasonably requested by the Company, including such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including any one or more executed consents to such background check and the execution of any one or more documents required by the Company of non-management directors of the Company to assure compliance with Section 1(d) and 1(f).

(f) Company Policies. The parties acknowledge that each New Director, upon election or appointment to the Board, will be governed by the same protections and obligations regarding confidentiality, conflicts of interest, related person transactions, fiduciary duties, codes of conduct, trading, and disclosure policies, director resignation policy, stock ownership guidelines, and other governance guidelines and policies of the Company as other directors of the Company (collectively, “Company Policies”), and, except as may be subsequently waived by the Elliott Parties in writing, shall have the same rights and benefits, including with respect to insurance, indemnification, compensation, and fees, as are applicable to all non-management directors of the Company. The Company acknowledges that (i) no Company Policy shall be violated by the Investor Designee receiving indemnification and/or reimbursement of expenses from the Elliott Parties or their respective Affiliates, provided that the Investor Designee neither accepts nor receives compensation from the Elliott Parties or their respective Affiliates with respect to the Investor Designee’s service or action as a director of the Company, (ii) the Company Policies do not apply to the Elliott Parties and their Affiliates as a result of Mr. Barg’s appointment to, or service on, the Board, including Company Policies with respect to trading in the Company’s securities, as they are not directors or employees of the Company, and (iii) no Company Policy currently does, and no Company Policy at any time during the Cooperation Period will, prohibit any member of the Board (including any New Director) from communicating with the Elliott Parties or their Representatives, subject to such director’s observance of standard confidentiality obligations (or in the case of Mr. Barg, subject to the Confidentiality Agreement) and fiduciary duties to the Company. Mr. Barg may provide confidential information of the Company to the Elliott Parties for the purpose of assisting Mr. Barg in his role as a director of the Company and related compliance matters for the Company and the Elliott Parties, subject to, and solely in accordance with the terms of, a customary confidentiality agreement that the Elliott Parties and the Company are entering into simultaneously with this Agreement (the “Confidentiality Agreement”).

(g) Formation of Ad Hoc Strategic and Operational Review Committee. As soon as reasonably practicable following the Effective Date (but in no event later than five (5) Business Days thereafter), the Board shall take all action necessary to form an ad hoc Strategic and Operational Review Committee of the Board (the “Committee”) that will support the Board and management as set forth in the Committee’s charter, which shall be in the form attached to this Agreement as Exhibit A (the “Committee Charter”). As soon as reasonably practicable following the appointment of all the New Directors and through the Cooperation Period, the

Committee shall consist of five (5) directors, who shall initially be Steven Barg, John Greisch, Gregory T. Lucier, Michelle R. Ryan, and Jack Stahl. John Greisch will be the initial Chair of the Committee. Any proposed change to the Committee Charter prior to the end of the Cooperation Period will require the prior written consent of the Elliott Parties (such consent not to be unreasonably withheld, conditioned, or delayed). If any New Director is unable or unwilling to serve as a member of the Committee, resigns as a member, is removed as a member or ceases to be a member for any other reason prior to the end of the Cooperation Period, the Elliott Parties shall be entitled to select, in consultation with the Company and as approved by the Board (such approval not to be unreasonably withheld, conditioned, or delayed), a director serving on the Board at the time of such selection (including a Replacement New Director appointed pursuant to Section 1(d)) to serve on the Committee as a replacement for such member (the “Replacement Committee Member”), provided that such Company consultation and Board approval shall not be required for a Replacement Investor Designee selected by the Elliott Parties to serve as a Replacement Committee Member for the Investor Designee. Effective upon the appointment of the Replacement Committee Member to the Committee, such Replacement Committee Member will be considered a “New Director” solely for the purposes of the immediately preceding sentence. The Committee shall continue in existence until the expiration of the Cooperation Period, or such later date as may be determined by the Chair of the Committee following consultation with the Board.

(h) Executive Chair of the Board. As promptly as practicable following the Effective Date, the Board and all applicable committees thereof shall take (or shall have taken) such actions as are necessary to appoint John Greisch as Executive Chair of the Board.

(i) Board Size. Notwithstanding anything to the contrary, (i) from immediately prior to the appointment of the New Directors until the commencement of the 2023 Annual Meeting, the size of the Board shall be no greater than sixteen (16) members, and (ii) from the closing of the 2023 Annual Meeting until the Company’s 2024 annual meeting of stockholders, the size of the Board shall be no greater than twelve (12) members.

(j) 2023 Annual Meeting. The Company shall use its reasonable efforts to hold the 2023 Annual Meeting no later than November 3, 2023, subject to any delay necessitated by compliance with applicable law or regulatory or judicial or stock exchange order, published interpretation or requirement.

(k) Termination. The Company’s obligations under this Section 1 shall terminate upon the earlier of: (i) such time as the Elliott Parties cease to satisfy the Minimum Ownership Threshold, (ii) any material breach of this Agreement (including Section 2) by any Elliott Party or other Restricted Person (treating, for this purpose only, a Restricted Person as though they were a party to this Agreement) upon five (5) Business Days’ written notice by the Company to the Elliott Parties if such breach has not been cured by the end of such notice period; provided that the Company is not in material breach of this Agreement at the time such notice is given or during the notice period, (iii) such time as the Investor Designee notifies the Company of his or her intent to resign from the Board and the Elliott Parties irrevocably waive in writing any right to have a Replacement Investor Designee appointed, or (iv) the Elliott Parties or any other Restricted Person submits any director nomination for election at any meeting of the Company’s stockholders. Upon the occurrence of an event described in clause (iv) of this Section 1(k), the Investor Designee shall promptly offer to resign from the Board (and, if requested by the Company, promptly deliver his or her written resignation to the Board for his or her immediate resignation), subject to the Board’s decision in its sole discretion whether to accept or reject such resignation.

Section 2. Cooperation.

(a) Non-Disparagement. From the execution of this Agreement until the later of (i) the date that is thirty (30) calendar days prior to the notice deadline under the Company’s Bylaws for the nomination of non-proxy access director candidates for election to the Board at the Company’s 2024 Annual Meeting of Stockholders and (ii) the Expiration Time (such period, the “Cooperation Period”), the Company and each Elliott Party shall refrain from making, and shall cause its respective Controlling and Controlled Affiliates (and those under common Control) and each of its and their respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) not to make or cause to be made any public written or oral statement or announcement (including any statement or announcement that can reasonably be expected to become public) (each, a “Statement”) that constitutes an ad hominem attack on, or that otherwise disparages, defames, impugns, or is reasonably likely to damage the reputation of (i) in the case of any Statement by any of the Elliott Parties or their Covered Persons: the Company, any of its Affiliates or any of its or their respective current or former Covered Persons; and (ii) in the case of any Statement by the Company or its Covered Persons: any of the Elliott Parties, any of their respective Affiliates or any of their respective current or former Covered Persons, in each case including (A) in any statement, document, or report filed with, furnished to, or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format, and (C) to any journalist or member of the media (including in a television, radio, newspaper, or magazine interview, podcast or Internet or social media communication). The foregoing shall not (x) restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental or regulatory authority with jurisdiction over such Person or to enforce such Person’s rights under this Agreement or (y) apply to any private communication among the Elliott Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand.

(b) Voting. During the Cooperation Period, each Elliott Party will cause all of the Common Stock that such Elliott Party or any of its Controlling or Controlled Affiliates (or those under common Control) has the right to vote (or to direct the vote), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournment or postponement thereof or to deliver any consent or consent revocation, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any meeting of stockholders of the Company or action by written consent of stockholders of the Company held during the Cooperation Period, (ii) against any stockholder nomination for director that is not approved and recommended by the Board for election, (iii) against any proposal or resolution to remove any member of the Board, and (iv) in accordance with the recommendations by the Board on all other proposals or business that may be the subject of stockholder action; provided, however, that the Elliott Parties and their Affiliates shall be permitted to vote in their sole discretion on any proposal with respect to any Extraordinary Transaction; provided, further, that, in the event that both Institutional Shareholder Services and Glass Lewis & Co. (including any successors thereof) issue a voting recommendation that differs from the voting recommendation of the Board with respect to any Company-sponsored proposal submitted to stockholders at a stockholder meeting (other than with respect to the election of directors to the Board, the removal of directors from the Board, the size of the Board or the filling of any vacancy on the Board), the Elliott Parties and their Affiliates shall be permitted to vote in accordance with any such recommendation.

(c) Standstill. During the Cooperation Period, each Elliott Party will not, and will cause its Controlling and Controlled Affiliates (and those under common Control) and its and their respective Representatives acting on their behalf (collectively with the Elliott Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior written consent, invitation, or authorization of the Company or the Board (in their respective sole discretions):

(i) acquire, or offer, or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of or economic exposure to any Voting Securities or engage in any swap or hedging transaction, or other derivative agreement of any nature with respect to any Voting Securities, in each case, if such acquisition, offer, agreement or transaction would result in the Elliott Parties, together with their Affiliates, having beneficial ownership of more than 10.0%, or aggregate economic exposure to more than 14.9%, of the Common Stock outstanding at such time;

(ii) alone or in concert with any one or more Third Parties, (A) call or seek to call (publicly or otherwise) a meeting of the Company’s stockholders or act by written consent in lieu of a meeting (or call or seek to call for the setting of a record date therefor), (B) seek election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company, the Board or any of its committees, (D) seek (including through any “withhold” or similar campaign) the removal of any member of the Board, or (E) conduct a referendum of stockholders of the Company; provided that nothing in this Agreement will prevent the Elliott Parties or their Affiliates from taking actions in furtherance of identifying any Replacement New Director in accordance with Section 1(d), as applicable;

(iii) make any request for stock list materials or other books and records of the Company or any of its Affiliates under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provision providing for stockholder access to books or records of the Company or any of its Affiliates;

(iv) engage in any “solicitation” (as such term is used in the proxy rules of the SEC) of one or more proxies or consents with respect to the election or removal of one or more directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in any such solicitation of proxies or consents;

(v) make or submit to the Company or any of its Affiliates any proposal or offer for (with or without one or more conditions), either alone or in concert with others, any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company or one or more of its direct or indirect subsidiaries and joint ventures or any of their respective securities or assets (each, an “Extraordinary Transaction”), either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or any of the Restricted Persons (it being understood that the foregoing shall not restrict the Restricted Persons from tendering shares, receiving consideration or other payment for shares, or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company);

(vi) make any public proposal with respect to (A) any change in the number or identity of directors of the Company or the filling of any vacancy on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization, capital allocation policy or dividend policy of the Company, (C) any other change to the Board or the Company’s management or corporate or governance structure, (D) any waiver, amendment or modification to the Company’s Fourth Amended and Restated Certificate of Incorporation or Bylaws, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing the Common Stock to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii) knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other Person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Voting Securities, or (B) conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board), other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter, or as otherwise expressly permitted by this Agreement;

(viii) form, join, or act in concert with any Group with respect to any Voting Securities, other than solely with Affiliates of the Elliott Parties with respect to Voting Securities now or hereafter owned by them;

(ix) enter into any voting trust, arrangement or agreement with respect to any Voting Securities, or subject any Voting Securities to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement, (B) solely between or among any two or more of the Elliott Parties and their Affiliates, or (C) granting any proxy in any solicitation approved by the Board;

(x) engage in any short sale or any purchase, sale, or grant of any option, warrant, convertible security, share appreciation right, or other similar right (including any put or call option or “swap” transaction) with respect to any security (other than any index fund, exchange-traded fund, benchmark fund or broad basket of securities) that includes, relates to, or derives any significant part of its value from a decline in the market price or value of any of the Company’s securities and would, in the aggregate or individually, result in the Elliott Parties ceasing to have a Net Long Position in the Company;

(xi) sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, all or substantially all, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;

(xii) institute, solicit or join as a party any litigation, arbitration or other proceeding against or involving the Company, any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing shall not prevent any Elliott Party from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making any counterclaim with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against any Elliott Party, (C) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with validly issued legal process;

(xiii) enter into any negotiation, agreement, arrangement, or understanding (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or

(xiv) make any request or submit any proposal to amend or waive any of the terms of this Agreement (including this subclause), in each case publicly or that would reasonably be expected to result in a public announcement or disclosure of such request or proposal;

provided that the restrictions in this Section 2(c) shall terminate automatically upon the earliest of the following: (A) any material breach of this Agreement by the Company (including any failure to appoint the New Directors to the Board in accordance with Section 1(a), to form the Committee and adopt the Committee Charter in accordance with Section 1(g), to include the New Directors in the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2023 Annual Meeting in accordance with Section 1(c), or to issue the Press Release in accordance with Section 3) upon five (5) Business Days’ written notice by any of the Elliott Parties to the Company if such breach has not been cured within such notice period; provided that the Elliott Parties are not in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (B) the Company’s entry into (x) a definitive agreement with respect to any Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Voting Securities or assets having an aggregate value exceeding 50% of the aggregate enterprise value of the Company, (y) one or more definitive agreements providing for the acquisition by the Company or its subsidiaries of one or more businesses or assets (excluding, for the avoidance of doubt, acquisitions of raw materials, equipment, or facilities in ordinary course business operations) having an aggregate value exceeding 25% of the aggregate enterprise value of the Company during the Cooperation Period, or (z) one or more definitive agreements providing for a transaction or series of related transactions which would in the aggregate result in the Company issuing to one or more Third Parties at least 10% of the Common Stock (including on an as-converted basis, and including other Voting Securities with comparable voting power) outstanding immediately prior to such issuance(s) (including in a PIPE, convertible note, convertible preferred security or similar structure) during the Cooperation Period (provided that securities issued as consideration for (or in connection with) the acquisition of the assets, securities and/or business(es) of another Person by the Company or one or more of its subsidiaries shall not be counted toward this clause (z)); and (C) the commencement of any tender or exchange offer (by any Person or Group other than the Elliott Parties or their Affiliates) which, if consummated, would constitute an Extraordinary Transaction that would result in the acquisition by any Person or Group of more than 50% of the Voting Securities, where the Company files with the SEC a Schedule 14D-9 (or amendment thereto) that does not recommend that its stockholders reject such tender or exchange offer (it being understood that nothing herein will prevent the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated by the SEC under the Exchange Act in response to the commencement of any tender or exchange offer). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2(c)) will prohibit or restrict any Restricted Person from (I) making any public or private statement or announcement with respect to any Extraordinary Transaction that is publicly announced by the Company or any Third Party, (II) making any factual statement to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Restricted Person (so long as such process or request did not arise as a result of any discretionary act by any Restricted Person); provided that such Restricted Person will notify the Company promptly in writing (if reasonably practicable and to the extent legally permitted) of the existence, terms, and circumstances surrounding such request or requirement; provided further, that no Restricted Person shall be required to provide the notice to the Company referenced in the immediately preceding proviso in the case of disclosures required to be made by such Restricted Person in the course of a routine audit or review by a competent regulatory or administrative authority which is not specifically related to the Company or such Restricted Person’s interactions with the Company, (III) granting any lien or encumbrance on any claim or interest in favor of a bank or broker-dealer or prime broker holding such claim or interest in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claim or interest in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, (IV) negotiating, evaluating or trading, directly or indirectly, in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company, or (V) providing its views privately to any members of the Board, the Company’s Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer, or General Counsel or any member of the Company’s investor relations team made available for communications involving broad-based groups of investors (including through participation in investor meetings or conferences) regarding any matter, or privately requesting a waiver of any provision of this Agreement, as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by the Company or any of the Restricted Persons. Furthermore, nothing in this Agreement shall prohibit or restrict the Investor Designee from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, Representatives or agents of the Company; provided that any such discussions are limited to communications in his or her capacity as a director.

Section 3. Public Announcement. Not later than 9:00 a.m. Eastern Time on August 29, 2023, the Company shall issue a press release in the form of Exhibit B (the “Press Release”), and substantially concurrently with the issuance of the Press Release the Company shall file with the SEC a Current Report on Form 8-K (the “Form 8-K”) disclosing its entry into this Agreement and including a copy of this Agreement and the Press Release as exhibits thereto. The Company shall provide the Elliott Parties with a copy of such Form 8-K prior to any issuance of or filing with the SEC and shall consider any timely comments of the Elliott Parties and their Representatives. Neither the Company nor any of its Affiliates nor the Elliott Parties or any of their Affiliates shall make any public statement regarding the subject matter of this Agreement, this Agreement or the matters set forth in the Press Release prior to the issuance of the Press Release without the prior written consent of the other party (in their respective sole discretions).

Section 4. Withdrawal of Nomination Notice. Effective on the date hereof, the Elliott Parties shall irrevocably withdraw, and shall be deemed to have (without any further action being required) irrevocably withdrawn, the nomination notice, dated July 26, 2023, delivered by Elliott Associates, L.P. to the Secretary of the Company in accordance with Article II, Section 2.03(A) of the Company’s Bylaws (the “Nomination Notice”), and the Nomination Notice shall be deemed null, void, and without effect.

Section 5. Representations and Warranties of the Company. The Company represents and warrants to the Elliott Parties that: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed, and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 6. Representations and Warranties of the Elliott Parties. Each Elliott Party represents and warrants to the Company that: (a) such Elliott Party has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by such Elliott Party, constitutes a valid and binding obligation and agreement of such Elliott Party and, assuming the valid execution and delivery hereof by each of the other parties, is enforceable against such Elliott Party in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by such Elliott Party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Elliott Party, or (ii) result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Elliott Party is a party or by which it is bound.

Section 7. Definitions. For purposes of this Agreement:

(a) the term “Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act and shall include any Person who becomes an Affiliate at any time subsequent to the date of this Agreement; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the Elliott Parties and their Affiliates or Representatives, on the other hand, shall be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a Person shall not include any entity solely by reason of the fact that one or more of such Person’s employees or principals serves as a member of such entity’s board of directors or similar governing body, unless such Person otherwise Controls such entity; provided, further, that, with respect to the Elliott Parties, “Affiliates” shall not include any portfolio operating company (as such term is understood in the private equity industry) of any of the Elliott Parties or their Affiliates (unless such portfolio operating company is acting at the direction of any one or more of the Elliott Parties or any of their Affiliates to engage in conduct prohibited by this Agreement);

(b) the terms “beneficial owner” and “beneficially own” have the meanings set forth in Rule 13d-3 under the Exchange Act, except that a Person will also be deemed to be the beneficial owner of all shares of the Company’s capital stock that (i) such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any right in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and (ii) such Person or any of such Person’s Affiliates has or shares the right to vote or dispose;

(c) the term “Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;

(d) the term “Common Stock” means the Company’s common stock, par value $0.01 per share;

(e) the term “Control” (including the terms “Controlling,” “Controlled”, and “under common Control”) mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract, or otherwise;

(f) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC;

(g) the term “Expiration Time” means 11:59 pm., Eastern Time, on the date that is five (5) days following the date on which Mr. Barg, or any Replacement Investor Designee who is an employee of an Elliott Party or an Affiliate of an Elliott Party, ceases to serve on, or resigns from, the Board;

(h) the term “Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act;

(i) the term “Net Long Position” has the meaning set forth in Rule 14e-4 under the Exchange Act;

(j) the terms “Person” or “Persons” shall be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(k) the term “Qualified Director” means an individual who (i) qualifies as independent of the Company under all applicable listing standards, applicable rules of the SEC and publicly disclosed standards used by the Board in determining the independence of the Company’s directors and (ii) unless the Company otherwise consents in its sole discretion (which is deemed granted as to Mr. Barg by virtue of execution of this Agreement, and which cannot be unreasonably withheld, delayed or conditioned as to a Replacement Investor Designee), (A) is not an employee, officer, director, general partner, manager or other agent of an Elliott Party or of any Affiliate of an Elliott Party, (B) is not a limited partner, member, or other investor (unless such investment has been disclosed to the Company) of or in any Elliott Party or any Affiliate of an Elliott Party, and (C) does not have any agreement, arrangement, or understanding, written or oral, with any Elliott Party or any Affiliate of an Elliott Party regarding such individual’s service as a director of the Company;

(l) the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;

(m) the term “SEC” means the U.S. Securities and Exchange Commission;

(n) the term “Third Party” means any Person that is not a party to this Agreement or an Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement; and

(o) the term “Voting Securities” means the Common Stock and any other Company securities entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies; provided that, as pertains to any obligation of the Elliott Parties or any other Restricted Person (including under Section 2(c)), “Voting Securities” will not include any securities contained in any index fund, exchange-traded fund, benchmark fund or broad basket of securities that may contain or otherwise reflect the performance of, but does not primarily consist of, securities of the Company.

Section 8. Notices. All notices, consents, requests, instructions, approvals, and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed delivered, given and received (a) when (x) delivered in person or (y) transmitted by email (with written confirmation of completed transmission other than any automated reply), (b) on the third (3rd) Business Day following the mailing thereof by certified or registered mail (return receipt requested), or (c) on the first (1st) Business Day following the mailing thereof by a nationally recognized overnight carrier, to the parties at the following addresses (or to such other address as such party may specify in a written notice given to the other parties); provided that any notice delivered pursuant to clauses (a)(x), (b), or (c) of this Section 8 also is promptly delivered to the email address of such party set forth below (for the avoidance of doubt, such email shall not in and of itself be deemed delivery given and received of such communications or legal process):

If to the Company:

Catalent, Inc. 13 Schoolhouse Road Somerset, New Jersey 08873
Attention:	General Counsel & CCO
Email:	GenCouns@catalent.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001
Attention:	Richard J. Grossman

Todd E. Freed
Email:	richard.grossman@skadden.com todd.freed@skadden.com

If to the Elliott Parties:

c/o Elliott Investment Management L.P. 360 S. Rosemary Ave., 18th floor West Palm Beach, FL 33401
Attn:	Marc Steinberg Alexandra Comerford Scott Grinsell
Email:	msteinberg@elliottmgmt.com acomerford@elliottmgmt.com sgrinsell@elliottmgmt.com with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP 1325 Avenue of the Americas New York, New York 10019
Attention:	Steve Wolosky Kenneth Mantel
Email:	swolosky@olshanlaw.com kmantel@olshanlaw.com

At any time, any party may, by notice given in accordance with this Section 8 to the other party, provide updated information for notices under this Agreement.

Section 9. Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.

Section 10. Specific Performance; Remedies; Venue; Waiver of Jury Trial.

(a) The Company and the Elliott Parties acknowledge and agree that irreparable injury to the other party would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Company and the Elliott Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND EACH ELLIOTT PARTY AGREES: (1) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (2) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (3) THE BREACHING PARTY WAIVES THE POSTING OF A BOND OR OTHER SECURITY UNDER ANY APPLICABLE LAW, IN THE CASE THAT ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF.

(b) This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Delaware without giving effect to the choice of law principles of such state. The Company and each Elliott Party (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the federal or other state courts located in Wilmington, Delaware), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, (iii) agrees that any action or proceeding based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried, and determined only in such courts, (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum, and (v) agrees that it will not bring any action based on, relating to, or arising in connection with this Agreement or the transactions contemplated by this Agreement in any court other than such courts. The parties to this Agreement agree that the delivery of process or other papers in connection with any such action or proceeding in the manner provided in Section 8 or in such other manner as may be permitted by applicable law as sufficient service of process, shall be valid and sufficient service thereof.

(C) EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED ON, RELATING TO OR ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. NO PARTY SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

Section 11. Severability. If, at any time subsequent to the Effective Date, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality, voidness or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.

Section 12. Termination. Subject to Section 1(k) of this Agreement, this Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement shall have no further force and effect. Notwithstanding anything to the contrary in the foregoing part of this Section 12, Sections 7 to 17 shall survive termination of this Agreement, and no termination of this Agreement shall relieve any party of liability for any breach of this Agreement arising prior to such termination.

Section 13.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both or all of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no party shall be bound by any contractual obligation to the other parties until all counterparts to this Agreement have been duly executed by each of the parties and delivered to the other parties (including by means of electronic delivery).

Section 14.    No Third-Party Beneficiary. This Agreement is solely for the benefit of the Company and the Elliott Parties and is not enforceable by any other Person. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of the other parties in their respective sole discretions, and any assignment in contravention hereof will be null and void.

Section 15.    No Waiver. No failure or delay by any party in exercising any right or remedy under this Agreement will operate as a waiver thereof or of any breach of any provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy under this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver shall be effective unless in writing, executed by the waiving party.

Section 16.    Entire Understanding; Amendment. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements, and understandings, whether written or oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the Elliott Parties.

Section 17.    Interpretation and Construction. The Company and each Elliott Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same after having had an adequate opportunity to seek the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguity in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and each Elliott Party, and any controversy over any interpretation of this Agreement will be decided without regard to events of drafting or preparation. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference shall be to a Section of this Agreement, unless otherwise expressly indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein”, “hereto”, and

“hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented, except that references to specified rules promulgated by the SEC shall be deemed to refer to such rules in effect as of the date of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

ELLIOTT INVESTMENT MANAGEMENT L.P.

By:	/s/ ELLIOT GREENBERG
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ ELLIOT GREENBERG
	Name:	Elliot Greenberg
	Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott Investment Management L.P., as attorney-in-fact

By:	/s/ ELLIOT GREENBERG
	Name:	Elliot Greenberg
	Title:	Vice President

[Signature Page to Cooperation Agreement]

CATALENT, INC.

By:	/s/ ALESSANDRO MASELLI
	Name:	Alessandro Maselli
	Title:	President & Chief Executive Officer

[Signature Page to Cooperation Agreement]

Exhibit A

Form of

Strategic and Operational Review Committee Charter

CATALENT, INC.

STRATEGIC AND OPERATIONAL REVIEW COMMITTEE CHARTER

(Adopted August 28, 2023)

I.	Purpose

The purpose of the Strategic and Operational Review Committee (the “Committee”) as an ad hoc committee of the board of directors (the “Board”) of Catalent, Inc. (the “Company”) is to conduct a review of the Company’s business, strategy, and operations, as well as the Company’s capital-allocation priorities in order to maximize the long-term value of the Company.

In furtherance of the Committee’s purpose, the Committee shall review, evaluate, and make recommendations to the Board regarding the following matters, including (to the extent applicable) the timing for the implementation thereof:

1.

The business, strategy, and operations of the Company, including identifying opportunities to enhance the competitive positioning and financial profile of the Company’s portfolio of assets and businesses, both individually and as a whole;

2.	The Company and its portfolio of businesses and assets, including identifying and evaluating potential strategic opportunities that may be available;

3.	The Company’s financial and capital-allocation priorities;

4.	The Company’s planning, priorities, and leadership; and

5.	Any other related matters as may be determined by the Board from time to time.

For the avoidance of doubt, any Committee member is permitted to privately share his or her views and recommendations to the Board regarding the results of the Committee’s review and any other matters that may be considered in furtherance of the Committee’s purposes.

II.	Structure and Membership

Number

Subject to the Cooperation Agreement, entered into among the Company and Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (collectively, “Elliott”), dated as of August 28, 2023 (the “Cooperation Agreement”), the Committee will be composed of five (5) directors, and the initial five (5) members of the Committee shall be Steven Barg, John Greisch, Gregory T. Lucier, Michelle R. Ryan, and Jack Stahl. At least a majority of the members of the Committee must be independent directors.

Chair

The initial chair of the Committee (the “Chair”) shall be John Greisch. Any successor Chair may be selected by the Board or by majority vote of the full Committee membership. The Chair is expected to chair all regular sessions of the Committee and be responsible for setting the agendas for Committee meetings (in consultation with management, as appropriate). In the absence of the Chair, the Committee shall select another member to preside.

Selection and Removal

Subject to the Cooperation Agreement, each member of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly appointed or until such member’s earlier resignation or death or such member becomes disabled. Subject to the Cooperation Agreement, the Board may remove members of the Committee from such Committee with or without cause. Members need not be removed from the Board to be removed as a member of the Committee.

III.	Procedures and Administration

Meetings

The Committee shall meet as often as it deems necessary in order to perform its responsibilities, and meetings may be held telephonically, by videoconference, in person, or by means of any other communications equipment, so that, in any case, all persons participating can hear each other. The Chair of the Committee shall be responsible for convening and calling meetings of the Committee, provided that the Committee shall meet at least once per month during the first year of the Committee, unless otherwise approved by the members. The Committee may also act by unanimous written consent in lieu of a meeting. The Committee shall keep such minutes of its meetings. Any non-management director may attend any Committee meeting but may not vote. The Committee or the Chair may invite to any Committee meeting any director, member of Company management, or such other person bound by a duty of confidentiality to the Company as the Committee or the Chair, as the case may be, deems appropriate in order to carry out the Committee’s responsibilities. The Committee may choose at any time to meet in executive session.

Quorum and Voting

A majority of the members of the Committee shall represent a quorum of the Committee for the transaction of business, and, if a quorum is present, any action approved by at least a majority of the members of the Committee shall represent valid action of the Committee.

Agenda and Information

The Chair shall develop and set the Committee’s agenda, in consultation with the other members of the Committee. The agenda and information concerning the business to be conducted at each Committee meeting shall be provided to the members of the Committee in advance of each meeting. Members of the Committee shall communicate with Company management and employees in accordance with the Board’s ordinary course communication practices for other committees and only to the extent appropriate and reasonably related with their duties to fulfill the Committee’s purposes. Management of the Company shall provide assistance to the Committee in connection with the Committee’s purpose.

Reports to the Board

The Committee shall regularly report to the full Board and provide recommendations as needed or appropriate regarding Committee activities.

Charter

Subject to the Cooperation Agreement, the Committee shall, from time to time as it deems appropriate, review and reassess the adequacy of this Charter and recommend any proposed change to the Board for approval. The Committee does not have decision-making authority except where, and only to the extent that, such authority is expressly delegated by the Board, including as described in this Charter.

Independent Advisors

In addition to the Committee’s authority to obtain services from any financial advisor, consultant, legal advisor, or other outside Company advisor (collectively, “Company Professional Advisors” and, each, a “Company Professional Advisor”), the Committee shall have the authority to engage independently such legal and other advisors, consultants, and experts (collectively, “Independent Advisors” and, each, an “Independent Advisor”) as the Committee reasonably deems necessary or appropriate to assist the Committee in the full performance of the Committee’s responsibilities. Without limiting the foregoing, such Independent Advisors may (but need not) be any of the Company Professional Advisors and shall report periodically to the Committee. The Committee is empowered, without further action by the Board, to (i) approve the reasonable compensation and other retention terms of any such Independent Advisor and (ii) cause the Company to pay any approved sum to any such Independent Advisor.

Term

The Committee shall continue in existence until the expiration of the Cooperation Period (as defined in the Cooperation Agreement), or such later date as may be determined by the Chair of the Committee following consultation with the Board.

IV.	Cooperation Agreement with Elliott

Certain matters relating to any amendment to this Charter and replacement of certain members of the Committee are subject to the terms and provisions of the Cooperation Agreement.

V.	No Additional Liability

While the Committee members have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of any individual Committee member, except to the extent otherwise provided under applicable federal or state law.

Exhibit B

Form of Press Release

Filed separately as Exhibit 99.1 to the Current Report on Form 8-K